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                                                                     EXHIBIT 8.2

                   [LETTERHEAD OF DRINKER BIDDLE & REATH LLP]

                                 June 21, 1999

Penske Motorsports, Inc.
13400 West Outer Drive
Detroit, Michigan 48239-4001

                   AGREEMENT AND PLAN OF MERGER BY AND AMONG
   INTERNATIONAL SPEEDWAY CORPORATION, 88 CORP. AND PENSKE MOTORSPORTS, INC.

Ladies and Gentlemen:

     You have requested our opinion as to certain United States federal income tax consequences of the merger (the "Merger") of Penske Motorsports, Inc., a Delaware corporation ("Penske Motorsports"), with and into 88 Corp., a Delaware corporation and a wholly-owned subsidiary of International Speedway Corporation, a Florida corporation ("ISC"). The Merger is being consummated pursuant to the Agreement and Plan of Merger by and among ISC, 88 Corp. and Penske Motorsports, dated as of May 10, 1999 as amended by Amendment No. 1 thereto dated as of June 21, 1999 (the "Merger Agreement"). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

     In connection with rendering our opinion, we have reviewed the Merger Agreement, including the Exhibits thereto, the Joint Proxy Statement and Prospectus prepared with respect to the Merger (the "Joint Proxy/Prospectus") and such other documents and corporate records as we have deemed necessary or appropriate as a basis therefor. We have assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the Effective Time, and that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement. We also have assumed that statements as to factual matters contained in the Joint Proxy/Prospectus are true, correct and complete, and will continue to be true, correct and complete through the Effective Time. Finally, we have relied on the representations made by ISC and Penske Motorsports in Tax Certificates provided to us dated June 21, 1999, and we have assumed that such representations will continue to be true, correct and complete through the Effective Time.

     Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, and assuming that the Merger and related transactions will be consummated in accordance with the terms of the Merger Agreement, it is our opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that each of Penske Motorsports, 88 Corp. and ISC will be a party to such reorganization within the meaning of Section 368(b) of the Code. Furthermore, we hereby reaffirm that the discussion set forth under the caption "The Merger -- Material Federal Income Tax Consequences" in the Joint Proxy/Prospectus, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, subject to the assumptions, limitations and qualifications set forth therein, is our opinion as to the material United States federal income tax consequences of the Merger as a reorganization.
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     No opinion is expressed as to any matter nor specifically addressed above, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. Our opinion is based on current United States federal income tax law and administrative practice and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so.

     We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement on Form S-4 of ISC, of which the Joint Proxy Statement/Prospectus is a part, and to the use of our name in the sections entitled "The Merger -- Material Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement/Prospectus.

                                          Very truly yours,

                                          /s/ DRINKER BIDDLE REATH LLP